Exhibit 99.1

Semitool and Novellus Settle Litigation

KALISPELL, MT – October 13, 2004 – Semitool, Inc. (NASDAQ: SMTL), a manufacturer of wafer processing technology and equipment for the integrated circuit industry, announced today that it settled its patent litigation filed against Novellus Systems, Inc. (NASDAQ: NVLS) in the United States District Court for the District of Oregon.

As part of the settlement agreement, Novellus will pay Semitool the amount of $2.9 million, which will be recorded as other income in the company’s fiscal first quarter 2005. The settlement agreement provides for the resolution of all outstanding patent claims. Semitool released Novellus for any past, but not future, infringement of its seed layer enhancement patent, and Novellus released Semitool for any past and future infringement of its various counterclaim patents. The settlement agreement does not include any license of either party’s patents or technology. Semitool and Novellus will jointly dismiss the patent infringement litigation brought in the District Court.

Ray Thompson, chairman and chief executive officer of Semitool, remarked, “Semitool has developed and patented a seed layer enhancement technology that enables a reduction of physical vapor deposition layer thickness by as much as 75 percent. In conjunction with other Semitool semiconductor wafer process technology, seed layer enhancement produces higher interconnect yield and improved device performance at lower cost per wafer. We believe our seed layer enhancement technology is a competitive advantage and, therefore, we will protect our patents. To date, we have successfully finalized license agreements with Applied Materials and Ebara, and this settlement agreement with Novellus puts this litigation completely behind us.”

Safe Harbor Statement

The matters discussed in this news release include forward-looking statements, including statements relating to our seed layer enhancement technology enabling significant reductions in deposition layer thickness, producing higher interconnect yields and improved device performance at lower cost per wafer and providing a competitive advantage. These forward-looking statements are based on management’s assumptions as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including the rapid changes in technology used by our customers and other risks factors discussed in our most recent Annual Report on Form 10-K for the year ended September 30, 2003. Actual results can differ materially from those anticipated in our forward-looking statements. We assume no obligation to update forward-looking statements that become untrue because of subsequent events

About Semitool, Inc.

Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.